UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025
CLEARWATER PAPER CORPORATION
(Exact name of registrant as specified in its charter)

DE	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside,	Suite 1100	99201
Spokane,	WA
(Address of principal executive offices)		(Zip Code)
(509) 344-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
Common Stock, par value $0.0001 per share	CLW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements with Certain Officers

On April 1, 2025, Clearwater Paper Corporation (the “Company”) and Arsen S. Kitch entered into a new Employment Agreement (the “Agreement”) effective April 1, 2025 (the “Effective Date”), pursuant to which Mr. Kitch will continue to serve as the Company’s President and Chief Executive Officer. The Agreement supersedes the prior employment agreement, dated effective as of April 1, 2020, by and between the Company and Mr. Kitch. The material terms and conditions of the Agreement are summarized as follows:

The Agreement will be for a term of one year beginning on the Effective Date, with an automatic extension such that the term will thereafter be extended for one-year terms unless the Company or Mr. Kitch give notice that the term will not be extended. Mr. Kitch will continue to serve as a member of the Company’s Board of Directors (the “Board”) and thereafter during the term of the Agreement will be nominated for re-election as a member of the Board. The Agreement provides that Mr. Kitch will be paid an annual base salary of $1,000,000, which is unchanged from Mr. Kitch’s prior year salary, as of the Effective Date, subject to adjustment based on periodic executive compensation assessments undertaken by the Compensation Committee of the Board (the “Compensation Committee”). He will be eligible for an annual bonus pursuant to the terms and conditions of the Company’s annual incentive program (as described in the Company’s most recent definitive proxy statement) with an initial target annual bonus of 100% of annual base salary, also unchanged from the prior year. Mr. Kitch will be eligible to receive long-term incentive awards with a target value of at least 200% of annual base salary, in accordance with the Company’s long-term incentive program (as described in the Company’s most recent definitive proxy statement), subject to the Board’s discretion and adjustment based on periodic executive compensation assessments undertaken by the Compensation Committee. As of the Effective Date and until changed for future awards, all long-term incentive awards will be granted in the form of 70% performance shares with three-year cliff vesting and 30% time-vested restricted stock units with three-year ratable vesting.

If Mr. Kitch is terminated for any reason other than cause, death or disability, or he is terminated because the Company does not extend the term of the Agreement beyond the end of the one-year term then in effect, or he terminates his employment for good reason, he will receive (i) a cash severance payment equal to 18 months of base compensation; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan based on the Company’s performance; and (iii) 18 months of continued health and welfare benefit coverage. If Mr. Kitch’s employment terminates in connection with a change of control, or on or within two years after a change of control, he will receive (i) a cash severance payment equal to 2.5 times his then current base salary plus target annual incentive bonus; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan at his target amount; and (iii) 2.5 years of continued health and welfare benefit coverage. Mr. Kitch will not receive an excise tax gross-up in connection with any change of control payments. Mr. Kitch will be subject to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity for 18 months from a termination of his employment.

The above summary is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibit Index

Exhibit	Description

10.1	Employment Agreement between Arsen S. Kitch and the Company, dated effective April 1, 2025.
104	Cover Page Interactive Data file (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date : April 4, 2025
CLEARWATER PAPER CORPORATION

By:	/s/ Marc Rome
Marc Rome, Associate General Counsel and Corporate Secretary